CARMEN J. CONICELLI JOINS BOARD OF DIRECTORS OF CDEX INC. REPLACING DR. BD LIAW
                        WHO RESIGNS FOR HEALTH REASONS.

TUCSON, AZ. - October 9, 2007 - CDEX Inc. (OTCBB: CEXI) announces that Carmen J. Conicelli replaces Dr. BD Liaw, Chairman of the Board, on the CDEX Board of Directors. Dr. Liaw, who resigned from the Board for health reasons, will continue to support CDEX particularly in relation to establishing international markets for CDEX products. Malcolm H. Philips, President and CEO, will assume the additional responsibilities of Chairman.

"It is with deep personal regret that the Company accepts Dr. Liaw's resignation," said Mr. Philips. "Dr. Liaw has had a long and distinguished careen of service to this country in senior executive positions with the U.S. Nuclear Regulatory Commission, to Taiwan Power Company as an Executive Director and senior consultant, and to CDEX as a founding Director and later as Chairman of the Board. I know that he will continue to provide strong and effective support for CDEX as we move into international markets."

Mr. Conicelli is the CFO of Edmund Optics, Inc. and has had a distinguished career in finance and management. . "CDEX is pleased to have Mr. Conicelli join us as a Board member," said Mr. Philips. "He brings more than 30 years of experience in finance and accounting to the Board with a strong background in the international finance and business. Mr. Carmen will be invaluable to CDEX as we broaden our domestic markets and enter the international medical and security markets."

About CDEX, Inc.

CDEX Inc. is a technology development company with a current focus on developing and marketing products using chemical detection and validation technologies. At present, CDEX is applying its resources in two distinct areas: (I) identification of substances of concern (e.g., explosives and illegal drugs for homeland security); and (II) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of prescription medication and detection of counterfeit or sub-par products for brand protection). ValiMed(TM) is a CDEX solution for the healthcare market. Corporate headquarters and research and development facilities for CDEX are located in Tucson, Arizona. For more information, visit www.cdex-inc.com and www.valimed.com or contact Malcolm Philips (mphilips@cdex-inc.com) or Stuart Poteet (spoteet@cdex-inc.com) at 520.745.5172 X 210 or 202.

Any statements made in this press release which contain information that is not historical are essentially forward-looking, as that term is defined in the federal securities laws. Many forward-looking statements can be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its products, the effectiveness, profitability and marketability of those products, the ability of the Company to protect its proprietary information, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in filings with the Securities and Exchange Commission. There is no obligation to publicly update any forward-looking statements.